Exhibit 10.18

June 11, 2019

Mr. Enzo Signore

12138 Scully Avenue

Saratoga, CA 95070

Dear Enzo,

On behalf of Quanergy Systems, Inc. (the “Company”), I am pleased to extend an offer of employment to you as Chief Marketing Officer, reporting to our Chief Executive Officer, Dr. Louay Eldada. Your salary will be $220,000 annually, to be paid in accordance with the Company’s regular payroll practices.

Performance appraisals will be made periodically, and, when appropriate, your salary rate and your stock option position will also be reviewed relative to your performance and our then-current salary compensation and equity structures. Please note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

As an employee of the Company, you will also be eligible to participate in the Company’s 2013 Stock Incentive Plan (the “Plan”). Subject to the approval of the Board of Directors of the Company (the “Board”) and the provisions of the Plan, you will receive an option to purchase 40,000 shares of Common Stock of the Company (the “Shares”), at a per share purchase price determined by the Board to be the fair market value of the Common Stock at the time of grant. The Shares subject to the option shall vest over a four (4) year period, such that 25% of the Shares shall vest on the one (1) year anniversary of your start date, and 1/48th of the Shares subject to the option shall vest monthly thereafter on the last day of the month, so that the option will be fully vested and exercisable four (4) years from your start date, provided that you are still employed at the time of any such vesting. Vesting will commence on the first day of employment with the Company. The option and the Shares subject to the option will be subject to the provisions of the Plan and a Stock Option Agreement to be entered into by you and the Company, and will be subject to dilution when and if additional investments are made or received by the Company.

Personal Time Off (PTO) is earned on a pro-rated basis during each calendar year of employment. You will be able to accrue and use PTO during current and subsequent years of employment in accordance with the company’s PTO policy.

You will also be eligible to enroll in the Company’s standard employee benefit plans, including vacation, health plans, and other benefit programs as they are adopted by the company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. We will provide you more information regarding these plans upon your request.

You acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and, your acceptance of this offer will not breach any agreement to which you are a party. You will provide the Company with copies of any relevant employment-related agreements with any former employer, including any non-

compete agreement that you may have with another company. We also wish to emphasize that we are hiring you because we believe that you have general skills and experience that will benefit the Company. We are not hiring you to acquire any proprietary or confidential information of your prior employers, and ask that you not bring any such information with you.

I have also enclosed our standard Employee Confidential Information and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this offer, please return to me a signed copy of that agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of your resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is therefore contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

Our entire team is eager to welcome you to Quanergy Systems and I personally look forward to working together with you to build our company. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on July 8, 2019. This letter, along with the Employee Confidential Information and Inventions Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. This offer of employment will terminate if it is not accepted, signed and returned to me by 5pm PT on June 14, 2019.

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482 MERCURY DRIVE * SUNNYVALE * CA * 94085 * PH: 408.245.9500 * FX: 408.245.9503

If you have any questions in the interim, please call me at (512) 965-6151.

Sincerely,

/s/ Louay Eldada
Louay Eldada, Ph.D.
CEO & President

ACCEPTED & AGREED:

/s/ Enzo Signore
Enzo Signore

Quanergy Systems, Inc. 482 Mercury Drive Sunnyvale, CA 94085	CONFIDENTIAL	P408.245.9500 F408.245.9503 www.quanergy.com

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Quanergy Systems, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.	CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.	INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.	GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signature page follows]

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:

/s/ Enzo Signore	/s/ Louay Eldada
(Signature)	(Signature)

By: Enzo Signore	By: Louay Eldada

Title: CMO	Title: President and Chief Executive Officer

Date: June 12, 2019	Date: June 11, 2019

Address: 12138 Scully Ave, Saratoga, CA 95070	Address: 482 Mercury Drive. Sunnvvale. CA 94085

EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

2.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

A-1